TECH DATA CORPORATION
(hereinafter called the “Company”)

2018 EQUITY INCENTIVE PLAN OF TECH DATA CORPORATION
(hereinafter called the “Plan”)
GLOBAL NOTICE OF GRANT AND
PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

I.     NOTICE OF EQUITY GRANT

Name/Participant:

Type of Grant:	Performance-Based

Restricted Stock Unit

Date of Grant:

Total Shares Granted:

Performance Period:

II. AGREEMENT

For valuable consideration, the receipt of which is hereby acknowledged (electronically or using a method accepted by the Company), the Company hereby grants to the Participant a Performance-Based Restricted Stock Unit Grant (hereinafter called the “PRSUs”) under Section 10 of the Plan in accordance with the following terms:

Section 1.    Definitions. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the same defined meanings as in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail except as otherwise expressly provided herein. The following additional terms shall be defined as follows:

“Addendum” means the addendum to this Agreement setting forth any country-specific terms and conditions governing the PRSUs based upon the Participant’s country of residence (and country of employment, if different).

“Agreement” means this agreement between the Participant and the Company setting forth the terms and conditions of the grant of PRSUs and includes Part I, Notice of Equity Grant; Part II, Agreement; Appendix A; and any Addendum.

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“Cause” means (a) such definition as is set forth in a written employment agreement between the Participant and the Employer, as in effect at the time of determination for “Cause” or “gross misconduct” or other term of similar import, or, in the absence of any such definition, (b) (i) the Participant’s willful and continued failure to perform substantially his or her duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the Participant’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, its Subsidiaries or the Employer; provided, that for purposes of this definition, no act or failure to act, on the Participant’s part, will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or the Employer. Notwithstanding the foregoing, if a Participant’s employment terminates during the Protected Period (as defined in the CIC Policy) and such Participant is covered by the CIC Policy, for purposes of this Agreement “Cause” will have the definition that applies to the Participant under the CIC Policy.

“CIC Policy” means the Tech Data Corporation Change in Control Severance Policy.

“Date of Grant” means the date on which the PRSUs are granted to the Participant, as specified in Part I.

“Employer” means the Company or any Subsidiary that employs the Participant on the applicable date.

“Good Reason” means:

(a)
a material adverse change in the Participant’s duties or responsibilities effectuated after the Change in Control from those held, exercised and/or assigned to the Participant immediately prior to such diminution; provided, that a change in a Participant’s reporting relationship that is approved by the Company or the Employer prior to a Change in Control and is not made at the request of a third party incident to the Change in Control shall not constitute Good Reason hereunder;

(b)
a reduction in the Participant’s annual base salary (or a material change in the frequency of payment) or annual incentive opportunity in effect immediately prior to the Change in Control or, if higher, as in effect at any time during the twenty-four months following the Change in Control;

(c)
the failure by the Company or the Employer to provide the Participant with welfare benefits, fringe benefits and perquisites that are substantially similar in the aggregate to those made available or provided to the Participant immediately prior to the Change in Control, including but not limited to any pension, life insurance, medical, health and accident, disability and vacation benefits;

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(d)
the relocation of the Participant’s base office to a location that is (x) more than 35 miles from the Participant’s base office immediately prior to the Change in Control and (y) farther from the Participant’s principal residence immediately prior to the Change in Control than was the Participant’s base office immediately prior to the Change in Control; or

(e)	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement as contemplated hereunder.

Notwithstanding the foregoing, if a Participant’s employment terminates during the Protected Period (as defined in the CIC Policy) and such Participant is covered by the CIC Policy, for purposes of this Agreement “Good Reason” will have the definition that applies to the Participant under the CIC Policy.

“Performance Goal” means the target established for each Performance Measure, as reflected in Appendix A.

“Performance Measures” means the one or more performance metrics set forth in Appendix A, each as defined in Appendix A.

“Retirement” means the Participant’s termination of active employment (for reasons other than a termination for Cause by the Employer) where (a) the Participant has attained age 55 (in whole years rounded down to the nearest year) and, (b) the Participant’s Years of Continuous Service equals or exceeds 10.

“Share” means one (1) share of Common Stock.

“Vesting Date” shall mean the date on which the Committee certifies in writing that the Performance Goal for a Performance Measure has been attained.

“Years of Continuous Service” means the number of full years of a Participant’s continuous and uninterrupted employment with the Employer based on the elapsed time between the Participant’s initial employment commencement date with the Employer and the date of the Participant’s termination of employment with the Employer.  For purposes of the foregoing and for the sake of clarity:

(a)       “Years of Continuous Service”  shall include any period of continuous employment with an employer acquired by the Company prior to the time of such acquisition, unless a shorter period of time is established by the Company as recorded in the Company’s systems;

(b)        if a Participant ceases employment with the Employer for a period of less than six (6) months and subsequently re-commences employment with the Employer, the Participant’s Years of Continuous Service shall be calculated on the basis of the

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Participant’s initial employment commencement date with the Employer, unless a shorter period of time is established by the Company as recorded in the Company’s systems; and

(c)       if a Participant ceases employment with the Employer for a period of six (6) months or more and subsequently re-commences employment with the Employer, the Participant’s Years of Continuous Service shall be calculated on the basis of the Participant’s subsequent employment re-commencement date with the Employer.

Section 2.     Grant.     The Participant is hereby granted an award of PRSUs under Section 10(a) of the Plan. Each PRSU represents the prospective contingent right to receive one (1) Share and will, at all times the Agreement is in effect, be equal in value to one (1) Share. The number of PRSUs subject to each Performance Measure is set forth in Appendix A. In accordance with Section 10(b) of the Plan, no grant, or a combination of grants, of PRSUs to the Participant during a fiscal year shall have a value in excess of five (5) million dollars ($5,000,000), determined using the Fair Market Value of the Shares underlying the PRSUs as of the Date of Grant.
Section 3.     Vesting. Except as provided in Section 9, the vesting of the PRSUs is dependent upon the Participant remaining continuously employed with the Employer up to and including the last day of the Performance Period, as well as upon the Company’s attainment of the Performance Goal established for each Performance Measure during the Performance Period, as set forth in Appendix A. For purposes of this Agreement, the Committee shall determine, in its sole discretion, and certify in writing whether and the extent to which the Performance Goal established for each Performance Measure has been attained and the Participant shall become vested in all or a portion of the PRSUs subject to the Performance Measure (which may be zero) that corresponds to the attainment levels, as set forth in Appendix A. The Committee’s determination shall be final, conclusive and binding upon all parties. Until the Committee has made such a determination, the Performance Goal established for a Performance Measure shall not be considered to have been attained for vesting purposes. Further, unless and until all or a portion of the PRSUs vest, as determined by the Committee in its sole discretion, the Participant shall have no right to the issuance of any Shares and the PRSUs shall represent an unsecured obligation of the Company in accordance with Section 16(c) of the Plan. Any PRSUs subject to a Performance Measure that do not vest shall be forfeited.

Section 4.    Non-Transferability. All rights with respect to the PRSUs are exercisable during the Participant’s lifetime only by the Participant and the PRSUs may not be transferred, assigned, pledged or hypothecated in any manner other than by will or by applicable laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or Rules thereunder.

Section 5.     Delivery of Shares. Subject to the other terms of the Plan and this Agreement, as soon as reasonably practicable following the Vesting Date, the Company

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shall issue or cause to be delivered to the Participant (or if any other individual(s) then hold the PRSUs, to such individual(s)) the number of whole Shares the Participant is entitled to receive as a result of the vesting of the PRSUs. The Shares shall be registered in the name of the Participant (or the name(s) of the individual(s) that then hold the PRSUs, either alone or jointly with another person(s) with rights of survivorship, as such individual(s) shall prescribe in writing or other methods allowed by the Company), and subject to Section 15 of this Agreement, shall in all cases be delivered to the Participant within ten (10) business days following the applicable Vesting Date. Notwithstanding the foregoing, the Company may, in its sole discretion, settle the PRSUs in the form of: (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require the Participant, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (and/or country of employment, if different) or (3) is administratively burdensome; or (ii) Shares, but require the Participant to immediately sell such Shares (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions on behalf of the Participant).

The delivery of Shares upon vesting of the PRSUs shall be deemed effected for all purposes when a stock transfer agent shall have deposited such Shares according to the delivery instructions provided by the Participant (or if any other individual(s) then hold the PRSUs, by such other individual(s)). Fractional Shares shall not be issued.

Section 6.    Tax Withholding Obligations. Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including but not limited to, the grant of the PRSUs, the vesting of the PRSUs, the subsequent sale of any Shares acquired at vesting or the receipt of any dividends, and (b) do not commit to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

Upon the occurrence of a taxable event associated with the PRSUs, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer attributable to Tax-Related Items. In this regard, if permissible under local law, the Company may withhold a number of whole Shares otherwise deliverable to the Participant having a Fair Market Value sufficient to satisfy the Participant’s estimated total obligation for Tax-Related Items associated with any aspect of the PRSUs. If the obligation for the Participant’s Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Participant shall be deemed to have been issued the full number of Shares issuable upon vesting, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the award. In the event withholding in Shares is prohibited or problematic under

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applicable law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and/or the Employer may, at its sole discretion, (a) require the Participant to deposit with the Company or the Employer an amount of cash sufficient to meet his or her obligation for Tax-Related Items, (b) withhold the required amount from the Participant’s regular salary/wages during the pay period(s) next following the date on which any such applicable liability for Tax-Related Items otherwise arises (or withhold the required amount from other amounts payable to the Participant), and/or (c) if permissible under local law, sell or arrange for the sale of a whole number of Shares that the Participant acquires pursuant to the PRSUs to meet the withholding obligation for Tax-Related Items. The Company will endeavor to sell only the number of whole Shares required to satisfy the Company’s and/or the Employer’s withholding obligation for Tax-Related Items; however, the Participant agrees that the Company may sell more Shares than necessary to cover the Tax-Related Items.

Finally, the Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan or the Participant’s acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver any Shares due upon vesting of the PRSUs if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or another Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction. For purposes of the foregoing, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. The Participant hereby consents to any action reasonably taken by the Company to meet his or her obligation for Tax-Related Items.

Section 7.     Changes in Capitalization. The existence of the PRSUs shall not affect in any way the right or power of the Company or its stockholders to make, authorize or consummate (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (b) any merger or consolidation of the Company; (c) any issue by the Company of debt securities, or preferred or preference stock that would rank above the shares subject to PRSUs; (d) the dissolution or liquidation of the Company; (e) any sale, transfer or outstanding assignment of all or any part of the assets or business of the Company; or (f) any other corporate act or proceeding, whether of a similar character or otherwise.

Except as otherwise expressly provided herein, the issuance by the Company of Shares of any class, or securities convertible into Shares of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of Shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to the PRSUs.

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Section 8.     Rights of Participant. No person shall, by virtue of the granting of the PRSUs to the Participant, be deemed to be a holder of any Shares underlying the PRSUs or be entitled to the rights or privileges of a holder of such Shares unless and until the PRSUs have vested with respect to such Shares and the Shares have been issued pursuant to the vesting of the PRSUs.

At all times while any portion of the PRSUs is outstanding, the Company shall reserve and keep available, out of shares of its authorized and unissued Common Stock or reacquired Shares, a sufficient number of Shares to satisfy the requirements of the PRSUs; comply with the terms of the PRSUs promptly upon vesting of the PRSUs; and pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of Shares pursuant to the vesting of the PRSUs.

Section 9.     Termination. Subject to Section 10, the outstanding unvested PRSUs granted hereunder shall terminate and the Participant shall cease vesting in the PRSUs on the earliest to occur of:

(i) termination of active employment or other relationship between the Employer and the Participant for any reason other than due to the Participant’s death, Retirement or Disability; or

(ii) termination of active employment or other relationship between the Employer and the Participant due to the Participant’s death, Retirement or Disability prior to the third (3rd) month following the Date of Grant.

An employment relationship between the Employer and the Participant shall be deemed to exist during any period during which the Participant is actively employed and performing services for the Employer. Whether authorized leave of absence or absence on military government service shall constitute termination of the employment relationship between the Employer and the Participant shall be determined, in good faith, by the administrator designated by the Committee, in its sole discretion, at the time thereof and in accordance with local law.

In the event of the Participant’s termination of active employment due to death, Retirement or Disability on or after the three-month anniversary of the Date of Grant and prior to the last day of the Performance Period, the PRSUs shall become vested on a pro-rata basis upon the conclusion of the Performance Period based upon the Committee’s determination, in its sole discretion, of whether and the extent to which the Performance Goals have been attained, and any Shares due upon vesting will be delivered to the Participant or, in the event of the Participant’s death, to the Participant’s executors, administrators or any person(s) to whom the PRSUs may be transferred by will or by laws of descent and distribution, in accordance with Section 5 of this Agreement. For purposes of the foregoing, the pro-ration shall be computed on the basis of a fraction, the numerator of which shall equal the total number of days from the Date of Grant to the date of the Participant's

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termination of employment due to death, Retirement or Disability, and the denominator of which shall equal the total number of days in the Performance Period.

If, in the event of the Participant’s death, any beneficiary entitled to receive any Shares due upon vesting is a minor or if in the event of the Participant’s Disability, the Participant is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for any Shares due upon vesting, such Shares will be paid to such person or institution as the Committee may designate, in its sole discretion, or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

Notwithstanding the foregoing and for the sake of clarity, if the Participant terminates active employment with the Employer after the last day of the Performance Period but prior to the Vesting Date, the Participant shall vest in the PRSUs based upon the Committee's determination of whether and the extent to which the Performance Goals have been attained as if the Participant had not terminated employment, and any Shares due upon vesting will be delivered to the Participant, the Participant’s executors, administrators or any person(s) to whom the PRSUs may be transferred by will or by laws of descent and distribution, as applicable, in accordance with Section 5 of this Agreement.

If the Participant is a local national of and employed in a country that is a member of the European Union, the grant of the PRSUs and the terms and conditions governing the PRSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the PRSUs is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

Section 10.    Change in Control. Notwithstanding anything in this Agreement to the contrary, (x) if, within 24 months of the effective date of a Change in Control, the Participant’s active employment is terminated by the Employer without Cause or if the Participant resigns employment for Good Reason, the PRSUs shall immediately vest in full as of such termination as if the Performance Goals were fully attained and the vested PRSUs shall be settled in accordance with Section 5 of this Agreement and (y) in the event of a Change in Control in which the PRSUs are not assumed, continued, or substituted by the surviving corporation, such PRSUs shall immediately vest in full as of the effective date of such Change in Control as if the Performance Goals were fully attained and the vested PRSUs shall be settled in accordance with Section 5 of this Agreement.

Section 11. Nature of Grant. In accepting the grant, the Participant acknowledges that:

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(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the grant of the PRSU is voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs even if PRSUs or other awards have been granted in the past;

(c) all decisions with respect to future grants of PRSUs, if any, will be at the sole discretion of the Company;

(d) the Participant is voluntarily participating in the Plan;

(e) the grant of PRSUs is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment;

(f) the PRSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any Subsidiary and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship (as otherwise may be permitted under local law);

(g) the grant of PRSUs is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h) in the event that the Participant is not an employee of the Company, the grant of PRSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of PRSUs will not be interpreted to form an employment contract with the Employer or any Subsidiary or affiliated company of the Company;

(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j) neither the Company, the Employer or any Subsidiary shall be liable for any foreign exchange rate fluctuation, where applicable, between the Participant’s local currency and the United States dollar that may affect the value of the PRSUs or of any amounts due to the Participant pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement;

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(k) if the Participant vests in his or her PRSUs and obtains Shares, the value of those Shares acquired may increase or decrease in value;

(l) no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from termination of the Participant’s active employment (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the PRSUs, the Participant agrees not to institute such claim against the Company or the Employer;

(m) in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive the PRSUs and vest in the PRSUs under the Plan, if any, will be determined effective as of the date that the Participant is no longer actively employed by the Employer; the Committee shall have the exclusive discretion to determine, in good faith, when the Participant is no longer actively employed for purposes of the grant of PRSUs; and

(n) the PRSUs and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the PRSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the Shares.

Section 12.     Data Privacy. The Company is located at 5350 Tech Data Drive, Clearwater, Florida 33760, U.S.A. and grants PRSUs under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of PRSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). The legal basis for the Personal Data Activities is the Company’s legitimate business interest for implementing, administering and managing the Plan and generally administering equity awards. In those jurisdictions where the Participant’s consent to the Personal Data Activities is required, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.

(a)Data Collection and Usage. The Participant is hereby notified that the Company collects, processes and uses certain personally-identifiable information about the Participant, specifically: the Participant’s name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all PRSUs or any other awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (collectively, “personal data”). In granting the Participant PRSUs under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s collection, processing and use of the Participant’s personal data is necessary for the performance of the Company’s contractual obligations under the Plan. The legal

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basis for the Personal Data Activities is the Company’s legitimate business interest for implementing, administering and managing the Plan and generally administering equity awards. In those jurisdictions where the Participant’s consent to the Personal Data Activities is required, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.

(b)Stock Plan Administration Service Provider. The Company transfers the Participant’s data to Fidelity Stock Plan Services LLC, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree to separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. The Company can only meet its contractual obligations to the Participant if the Participant’s personal data is transferred to the United States. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States. When transferring the Participant’s personal data to the United States, the Company provides appropriate safeguards, such as the EU Standard Contractual Clauses or other adequate agreements.

(d)Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from its systems. If the Company keeps the Participant’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be compliance with relevant laws or regulations.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent, if required, is purely voluntary. The Participant may reject participation in the Plan or withdraw the Participant’s consent, if applicable, at any time. If the Participant rejects participation in the Plan, does not consent, if applicable, or withdraws the Participant’s consent, if applicable, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.

(f)Data Subjects Rights. The Participant may have certain rights under the data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion

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of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Employer’s Human Resources manager or the Company’s Human Resources Department.

Section 13.     No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Code (“Section 409A”). Instead, it is the intent of this Agreement to satisfy the short-term deferral exemption described in Treas. Reg. §1.409A-1(b)(4). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that no grants (including without limitation, the PRSUs) become subject to Section 409A; provided, however, the Company makes no representation that the PRSUs are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the PRSUs.

Section 14.     Electronic Delivery and Acceptance. The Company may in its sole discretion, decide to deliver any documents related to the PRSUs granted under the Plan and participation in the Plan, or future PRSUs that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company. In addition, if the Participant does not otherwise reject the PRSUs (in such manner as the Company may specify from time to time in its sole discretion), the Participant shall be deemed to have accepted the PRSUs as of the Date of Grant.

Section 15.     Government and Other Regulations; Governing Law. The grant of PRSUs is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the PRSUs or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision. Any issuance or delivery of Shares hereunder shall occur at the earliest date the Company reasonably anticipates that the distribution shall not cause a violation.

As a condition of the grant of the PRSUs, the Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition,

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the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its affiliates, as may be required to allow the Company and its affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and regulations in the Participant’s country of residence.
The PRSUs are and shall be subject in every respect to the provisions of the Plan, which is incorporated herein by reference and made a part hereof. The Participant hereby accepts the PRSUs subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee or the Board shall be final, binding and conclusive upon the Participant and his heirs and legal representatives.

This grant of PRSUs shall be governed by and construed in accordance with the laws of the State of Florida without regard to its principle of conflict of laws. For purposes of litigating any dispute arising under this Agreement, the parties hereby expressly consent and agree that such litigation shall be conducted in the courts of Pinellas County, Florida.

Section 16.     Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 17.     Language. If the Participant is a resident outside of the United States, the Participant acknowledges and agrees by acceptance of the grant of PRSUs under the Plan and this Agreement, that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the grant of the PRSUs, be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the PRSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Section 18.     Private Placement. For Participants residing and/or employed outside of the United States, the grant of the PRSUs is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the PRSUs is not subject to the supervision of the local securities authorities.

Section 19.    Insider Trading / Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading. The Participant further acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., PRSUs) or rights linked to the value of Shares, during such times the Participant is considered to

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have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country of residence (and country of employment, if different). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s personal responsibility to comply with any applicable restrictions, and that the Participant should consult the Participant’s personal advisor on this matter.

Section 20.    Clawback. Notwithstanding anything in the Plan or this Agreement to the contrary, the Company may be entitled or required by law, any applicable Company policy (any such policy, a “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup amounts received by a Participant in connection with or arising out of the PRSUs granted pursuant to this Agreement (including with respect to the initial grant of the PRSUs, any Shares acquired pursuant thereto and any amounts received with respect to any sale of the Shares), and each Participant selected to receive PRSUs under the Plan shall be deemed to have agreed to comply with any such Company request or demand for recoupment, and to have consented to the Company taking such actions as may be necessary to effectuate its Clawback Policy. Each Participant shall also be deemed to have acknowledged and agreed that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of the Participant, and that such modification will be deemed to amend this Agreement; provided, that, except as otherwise required by applicable law (including the terms of any exchange on which the Company’s shares are then listed for trading), no such amendment or modification made following a Change in Control shall be effective without the express, prior written consent of the Participant.

Section 21.     Addendum. Notwithstanding any provisions of this Agreement to the contrary, the PRSUs shall also be subject to the Addendum. Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country shall apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the PRSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Addendum shall constitute part of the Agreement.

Section 22.     Additional Requirements. The Company reserves the right to impose other requirements on the PRSUs, any Shares acquired pursuant to the PRSUs and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with

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local laws, rules and regulations or to facilitate the operation and administration of the PRSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has caused this grant of PRSUs to be executed, as of the Date of Grant.

TECH DATA CORPORATION

By:______________________________________
Richard T. Hume, Chief Executive Officer

By:_______________________________________
Holder

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TECH DATA CORPORATION
2009 EQUITY INCENTIVE PLAN
OF TECH DATA CORPORATION

ADDENDUM TO
GLOBAL NOTICE OF GRANT AND PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

NON-U.S. EMPLOYEES
________________________________________________________________________

In addition to the terms of the 2009 Equity Incentive Plan of Tech Data Corporation (the “Plan”) and the Notice of Grant and Performance -Based Restricted Stock Unit Grant Agreement – Non-U.S. Employees (the “Agreement”), the PRSUs are subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 21 of the Agreement, to the extent a Participant relocates residence and/or employment to another country, the additional terms and conditions as set forth in the addendum for such country (if any) shall also apply to the PRSUs to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the PRSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

*    *    *    *    *

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